UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 3, 2012

PYROTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54547	45-3743269
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

1840 Gateway Drive
Suite 200
Foster City, CA 94404
Address of Principal Executive Offices
Zip Code

(650) 283-2653
Registrant’s Telephone Number, Including Area Code

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On May 3, 2012, World Venture Group, Inc. (“Purchaser”) agreed to acquire 23,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, World Venture Group, Inc., owned 94% of the Company’s 24,850,000, issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously to the purchase, the Board appointed and elected P. Desmond Brunton as President, Chief Executive Officer, Secretary, Treasurer and Director of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

Concurrent with the sale of the shares, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “PyroTec, Inc.”.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

 Appointment of Director and Principal Officers.

On May 3, 2012, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary, Treasurer, and Director of the Company.  The officer resignations became effective on that date.  Simultaneously, the Board appointed and elected P. Desmond Brunton as President, Chief Executive Officer, Secretary, Treasurer and Director of the Company.

P. Desmond Brunton – President, Chief Executive Officer, Secretary, Treasurer and Director
Mr. Brunton has over 25 years of international banking experience. From 1985 to 2010, he worked at the Caribbean Development Bank (CDB) leaving the bank as the Vice-President, Operations having overall responsibility for the Bank’s lending, technical assistance and economic and sector work. Mr. Brunton oversaw an increase in the Bank’s lending and technical assistance portfolio by close to US$ 1 billion in 5 years and served as Chairman of the bank’s Loans Committee. Mr. Brunton provided leadership in the implementation of structured finance products in; Energy, Infrastructure, Tourism and Agribusiness. He is currently on the Board of Directors of Corporación Interamericana para al Financiamento de Infrastructura, SA (CIFI) – a private/multilateral bank non-bank financial intermediary established to finance private sector “medium-sized” infrastructure investments in Latin America and the Caribbean. Mr. Brunton has also coordinated collaboration with the European Investment Bank, the Inter-American Development Bank, the World Bank and United Nations Agencies, such as UNDP, UNECLAC, and FAO. Mr. Brunton has a Diploma in Finance, University of Wales in Bangor, an M.Sc. in Agricultural Development Economics, Australian National University, a Diploma in Management Studies, University of the West Indies, and a B.Sc. Agriculture, University of the West Indies.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description

10.1	Subscription Agreement, dated as of May 3, 2012 by and among PyroTec, Inc. and World Venture Group, Inc.

10.2	Letter dated May 3, 2012 from Accelerated Venture Partners to PyroTec, Inc. regarding the tender of shares for cancellation.

10.3	Letter of resignation tendered by Timothy Neher on May 3, 2012.

10.4	2012 employee, director and consultant stock plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2012.

PYROTEC, INC.

/s/ P. Desmond Brunton
P. Desmond Brunton President and Chief Executive Officer